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                                                                    EXHIBIT 4.4

                             JB'S RESTAURANTS, INC.

                        1984 INCENTIVE STOCK OPTION PLAN

                        As Amended on February 13, 1987

         1. Purpose. The purpose of the Plan is to compensate employees of the Company for their services rendered on behalf of the Company and to provide incentive for future services beneficial to the Company, by the grant of options to purchase shares of the Company's common stock, in the number of shares and at the times selected by a disinterested committee of three members of the Company's Board of Directors. The Plan was approved by a vote of a majority of the total outstanding shares of the Company at the annual meeting of shareholders held February 15, 1985.

         2. Common Stock Available. A maximum of 225,000 shares of the Company's common stock shall be available to participants under the Plan. Within the limitations contained in the Plan, the Plan administrators shall determine the times at which options shall be granted, to whom they will be granted, and the number of shares involved.

         3. Eligible Participants. Those eligible to participate in the Plan are all employees of the Company at the supervisor level or above.

         4. Administration. The Plan shall be administered by a disinterested committee of three non-participating members of the Board of Directors, elected by a majority of the remaining members of the Board of Directors. A majority of the committee must concur in all actions to be taken with respect to the Plan. Vacancies in the committee shall be filled by majority vote of those members of the Board of Directors not serving on the committee.

         5. Option Terms. The Stock Option Agreement granted to each optionee shall be substantially in the form of the Stock Option Agreement presented to the meeting of the Board of Directors held October 11, 1984, and shall reflect material modifications to the Plan. Notwithstanding anything to the contrary in said Stock Option Agreement, the terms of each option granted pursuant to this Plan shall include the following, pursuant to the requirements of IRC Section 422A(b):

                 (a) Term of Plan. No option may be granted pursuant to this Plan after ten years from the date hereof.





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JB'S RESTAURANTS, INC.
1984 INCENTIVE STOCK OPTION PLAN
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                 (b)      Term of Option. No option granted pursuant to this
         Plan shall be exercisable after the expiration of the option term, which shall commence an the date the option is granted, and shall terminate on the first to occur of:

                          (i) the date such option has been exercised in full;

                          (ii) the end of the three month period immediately following the last day that the optionee is employed by the Company, or its subsidiaries; or

                          (iii)   five years from the date the option is
                 granted.

                 (c) Option Price. The option price for each share of stock under this Plan shall be the fair market value of the stock on the date the option is granted ("valuation date"), determined as follows:

                          (i) The average of the highest and lowest quoted selling price on the valuation date.

                          (ii) If there are no sales on the valuation date, but sales occur within a reasonable time before and after the valuation date, then the fair market value shall be determined by taking a weighted average of the means between the highest and lowest sales on the nearest date before and the nearest date after the valuation date, weighted inversely by the respective numbers of trading dates between the selling dates and the valuation date.

                          (iii) If there are no sales on the valuation date, or within a reasonable time before and after the valuation date, then the fair market value shall be determined by taking the mean between the bona fide "bid" and "ask" prices on the nearest trading date before and the nearest trading date after the valuation date, weighted in the manner specified in subparagraph (ii) above.

                 (d) Transfer of Option. The options granted pursuant to this Plan shall not be transferred in any manner except upon the death of the optionee by will or by the laws of descent and distribution. During the lifetime of each optionee, the option granted him shall be exercisable only by him.





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JB'S RESTAURANTS, INC.
1984 INCENTIVE STOCK OPTION PLAN
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                 (e)      Outstanding Options.

                          (i) Options Granted Prior to January 1, 1987. Each option granted prior to January 1, 1987, pursuant to this Plan shall not be exercisable while there is outstanding any prior incentive stock option (as defined in IRC Section 422A(b)) to purchase stock in the Company, in a predecessor corporation of the Company, or any corporation which at the time of the granting of each option is a parent corporation or subsidiary corporation of the Company, which was granted to the optionee before the grant of any option granted pursuant to this Plan. For this purpose, any such prior incentive stock option shall be deemed to be outstanding until such option is exercised in full or expires by reason of lapse of time.

                          (ii) Options Granted after December 31, 1986. Options granted after December 31, 1986, pursuant to this Plan may be exercised without regard to whether other incentive stock options granted to the optionee prior or subsequent to the current grant remain outstanding, whether such other grants are made pursuant to this Plan or to prior or subsequent incentive stock option plans.

                 (f)      Annual Limitation.

                          (i)     Options Granted Prior to January 1, 1987.
                 For options granted prior to January 1, 1987, the aggregate fair market value (determined as of the time the option is granted) of stock of the Company, or of its parent corporation or subsidiary corporation, for which an optionee may be granted options pursuant to this Plan and all other incentive stock option plans of the Company, and of its parent corporation or subsidiary corporation, during any calendar year, shall not exceed $100,000 plus any unused limit carryover (as defined in IRC Section 422A(c)(4)) to such year.

                          (ii) Options Granted after December 31, 1986. For options granted after December 31, 1986, the aggregate fair market value (determined at the time the option is granted) of the common stock of the Company, or of its parent or subsidiary corporations, with respect to which incentive stock options are exercisable for the first time by an optionee during any calendar year, pursuant to this Plan and all other incentive stock option plans of the Company or of its parent or subsidiary corporations, shall not exceed $100,000.





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JB'S RESTAURANTS, INC.
1984 INCENTIVE STOCK OPTION PLAN
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                 (g)      Exercise With Outstanding Stock.  Each option granted
         pursuant to this Plan shall provide that the optionee may exercise such option with an amount of shares of the Company's stock already owned by the optionee which has a fair market value as determined by the Board of Directors equal to the purchase price of the stock to be purchased upon such exercise. The Board of directors shall determine such fair market value in the manner set forth in subparagraph (d) hereinabove, with the date of such exercise being deemed the "valuation date."

                 (h) Vesting Schedule. Each optionee of options granted pursuant to this Plan shall be able to exercise his option only with respect to: (i) 20% of the total number of shares which may be purchased pursuant to such option, during the one year period beginning on the date such option is granted; and (ii) 20% of said total number of shares during each succeeding period of one year during the term of the option, together with that number of shares which could have been purchased under the option, but were not, in any preceding one year period during the term of the option.

         6. Amendment or Termination. This Plan may be amended by the Board of Directors from time to time to the extent that the Board of Directors deems necessary or appropriate in light of, and consistent with, the provisions of IRC Section 422A; provided, however, that no such amendment shall be made absent the approval of shareholders of the Company holding at least a majority of the shares of the Company (i) to increase or decrease the number of shares of stock which may be issued under options pursuant to this Plan, (ii) to change the class of employees eligible for the grant of options pursuant to this Plan or to otherwise materially modify (within the meaning of Rule 16b-3 of the Securities and Exchange Act of 1934, as amended) the benefits accruing to participants under the Plan. The Board of Directors may also suspend the granting of incentive stock options pursuant to this Plan at any time and may terminate this Plan at any time; provided, however, that no such suspension or termination shall modify or amend any incentive stock option granted before such suspension or termination unless (i) the optionee consents in writing to such modification or amendment or (ii) there is a dissolution or liquidation of the Company.


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